GUARANTEE AGREEMENT

GUARANTEE AGREEMENT (this “Guarantee Agreement”) dated as of March 3, 2017 by Enfield Holdings, L.P., a Delaware limited partnership (the “Guarantor”), for the benefit of the Lender (as defined below).

WHEREAS, TPG VII Egypt Finance, LLC (the “Obligor”) has entered into a Margin Loan Agreement (the “Agreement”), dated as of the date hereof, between Obligor, as Borrower, and JPMorgan Chase Bank, N.A., London Branch, as Lender (the “Lender”) (any capitalized terms used but not defined herein shall have the meanings given thereto in the Agreement);

WHEREAS, pursuant to a Guarantor Security and Pledge Agreement dated as of March 3, 2017 between Guarantor and Lender, as secured party (the “Pledge Agreement”), the Guarantor has granted Lender a security interest in the Collateral to secure the Guarantor’s obligations hereunder; and

WHEREAS, the Guarantor will benefit from the extensions of credit to Obligor under the Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

1.            The Guarantee. Subject to Section 3, (a) the Guarantor hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all Obligations (including, for the avoidance of doubt, (i) Obligor’s indemnification obligations pursuant to Section 8.04(b) of the Agreement and (ii) any interest and fees that accrue after the commencement by or against Obligor of any proceeding under any Debtor Relief Laws naming Obligor as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding) in an amount not to exceed (x) the value of the Collateral, or (y) in the case of a Covered Event, the greater of the value of the Collateral and the value of the TPG Investors’ (as defined in the Second Amended and Restated Agreement of Limited Partnership of the Guarantor dated March 3, 2017 (the “Partnership Agreement”)) pro rata Interests (as defined in the Partnership Agreement) (the “Guaranteed Obligations”), and (b) upon failure by the Obligor to pay punctually any Guaranteed Obligation, the Guarantor shall forthwith on written demand from the Lender pay the amount not so paid at the place and in the manner specified in the Agreement.

2.            Guarantee Unconditional. The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)            any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Obligor under the Agreement, by operation of law or otherwise;

(b)            any modification or amendment of or supplement to the Agreement (it being agreed, however, that without the consent of the Guarantor, (i) the principal amount of indebtedness borrowed under the Agreement shall not exceed the amount of the Total Accrued Loan Amount (as defined in the Agreement, but calculated as if the Advance were equal to the Advance made to the Obligor on the Closing Date (as defined in the Agreement)) and (ii) Lender may not assign its rights and obligations under the Agreement (including all or any portion of the Advance) to any assignees to the extent that the consent of the Obligor is required therefor under Section 8.08 of the Agreement unless the Guarantor has also given its prior written consent to such assignment (such consent not to be unreasonably withheld);

(c)            any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Obligor under the Agreement;

(d)            any change in the existence, structure or ownership of the Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Obligor or its assets or any resulting release or discharge of any obligation of the Obligor contained in the Agreement;

(e)            the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Obligor, Lender or any other entity, whether in connection herewith or with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)            any invalidity or unenforceability relating to or against the Obligor for any reason of the Agreement or any provision of applicable Law purporting to prohibit the payment by the Obligor of any Obligations; or

(g)            any other act or omission to act or delay of any kind by the Obligor, Lender or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense (other than defense of payment) to the Guarantor’s obligations hereunder.

3.            Limit of Liability; Limit on Recourse.

(a)            The Guarantor shall be liable under this Guarantee Agreement to the Lender only for an amount up to the largest amount that

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would not render the Guarantor’s obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provision of any other applicable Law.

(b)            Notwithstanding anything to the contrary herein, the Lender shall not have recourse for payment of the Guaranteed Obligations against any property of the Guarantor other than the Collateral pledged by the Guarantor (including, for the avoidance of doubt, any PIK Preferred Units pledged and constituting Collateral following an Optional LTV Improvement). For the avoidance of doubt, the rights, remedies and recourse of the Lender under this Guarantee Agreement will be limited to, and will be enforceable solely against, the Collateral (and any deficiency or other claim that Lender may have under this Guarantee Agreement in excess of the Collateral is hereby irrevocably waived); provided that (i) this Section 3(b) shall not (A) limit or impair in any way the validity, perfection or priority of the Liens in favor of the Lender in such Collateral, or any rights and remedies that the Lender may have under applicable Law or the Margin Loan Documentation in respect of such Collateral, (B) be deemed to prevent the occurrence of any Default or Event of Default or (C) limit or impair in any way the ability of the Lender to name the Guarantor as a party defendant in any action for enforcement of the Margin Loan Documentation in accordance herewith and (ii) in the case of any of the following events (each, a “Covered Event”), then the Lender may have recourse against the Guarantor and the property of the Guarantor, but only limited to the value of the TPG Investors’ (as defined in the Partnership Agreement) pro rata Interests (as defined in the Partnership Agreement): (x) fraud or material misrepresentation by or on behalf of the Guarantee in connection with the Guarantee (including, without limitation and for the avoidance of doubt, any untruth or inaccuracy of a representation or warranty of set forth in the Margin Loan Documentation that has a material adverse effect (as compared to the circumstances that would have prevailed had such representation or warranty been true and accurate) on the Collateral or on the Lender’s Liens on the Collateral or the priority of such Liens, or, subject to this Section 3(b), on the rights or remedies of or benefits available to the Lender under the Margin Loan Documentation); (y) any breach by a Loan Party of any covenant of such Loan Party set forth in Section 5.05(b) or Article 6 of the Agreement or Section 6 of this Pledge Agreement or Section 6 of the Borrower Security Agreement; or (z) any Event of Default of the type set forth in Section 7.01(h)(i), Section 7.01(i)(i), Section 7.01(i)(iv), Section 7.01(k) and Section 7.01(m) of the Agreement.

4.            Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantor’s obligations hereunder shall remain in full force and effect until the date on which all Guaranteed Obligations shall have been paid in full (the “Termination Date”). If at any time any payment of any Guaranteed

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Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Guarantor or otherwise, the Guarantor’s obligations hereunder shall be reinstated with respect to such payment as though such payment had been due but not made at such time. For the avoidance of doubt, but subject to the immediately following sentence, the Guaranteed Obligations shall not be discharged by any redemption of limited partner interests of the Guarantor held by the Obligor in kind for Collateral and the security interest in the Collateral under the Pledge Agreement shall continue to secure the Guarantor’s obligations hereunder. Notwithstanding the foregoing, if all Collateral securing the Guarantor’s obligations hereunder is distributed to the Obligor (whether upon a redemption of Obligor’s limited partner interests of the Guarantor or otherwise) such that the Obligor has all right, title and interest in such Collateral, and the Obligor grants a first priority, perfected security interest in such Collateral directly to the Lender to secure the Obligations on the same terms as the Obligor’s grant of security interests to the Lender in respect of its other assets (with such necessary or desirable changes to reflect the nature of such Collateral, as reasonably determined by the Lender), then this Guarantee Agreement shall automatically terminate and be discharged upon such grant and be of no further force and effect.

5.            Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person or entity against the Guarantor, the Obligor or any other person or entity.

6.            Subrogation. Upon making full payment with respect to any obligation of the Obligor hereunder, the Guarantor shall be subrogated to the rights of the Lender against the Obligor with respect to such obligation; provided that the Guarantor shall not enforce any payment by way of subrogation so long as any Guaranteed Obligation remains unpaid.

7.            Stay of Acceleration. If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of the Obligor, all such Guaranteed Obligations otherwise subject to acceleration under the terms of the Agreement shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Lender, subject to Section 3.

8.            Representations and Warranties. The Guarantor represents and warrants to the Lender that:

(a)            Guarantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to enter into, and perform its obligations under, the Margin Loan Documentation to which it is a party, and to consummate the Transactions in which it is involved and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such

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qualification is required, except where failure to have such qualifications could not reasonably be expected to have a Material Adverse Effect.

(b)            The Transactions involving Guarantor are within the powers of and have been duly authorized by all necessary action by Guarantor. This Guarantee Agreement and each other document included in the Margin Loan Documentation executed by Guarantor has, in each case, been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)            The Transactions involving Guarantor (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect, (B) filings required to be made by Guarantor or Obligor under applicable securities laws and (C) filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, (ii) will not violate any Law applicable to Guarantor, (iii) will not violate or result in a default under any Issuer Investment Documents, or give rise to a right thereunder to require any payment to be made by Guarantor and (iv) will not result in the creation or imposition of any Lien on any asset of Guarantor, except Liens created pursuant to the Margin Loan Documentation. There are no material agreements to which Guarantor is a party that are binding upon Guarantor or the Collateral other than the Issuer Investment Documents.

(d)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Guarantor, threatened in writing against, Guarantor (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve the Agreement, this Guarantee Agreement or the Transactions.

(e)            Guarantor is not, and after giving effect to the contemplated Transactions will not be, required to register as an “investment company” under the United States Investment Company Act of 1940.

(f)            The present fair market value of Guarantor’s assets exceeds the total amount of Guarantor’s liabilities (including contingent liabilities), (ii) Guarantor has capital and assets sufficient to carry on its businesses, (iii) Guarantor is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in

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relation to such business or transaction and (iv) Guarantor does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Guarantor will not be rendered insolvent by the consummation of the Transactions.

(g)            Guarantor is not entering into this Guarantee Agreement “on the basis of” (as defined in Rule 10b5-1 under the Exchange Act) any Material Nonpublic Information with respect to Issuer, the Preferred Units or the Common Units.

9.            No Recourse. Notwithstanding anything that may be expressed or implied in this Guarantee Agreement, the Lender, by its acceptance of the benefits of this Guarantee Agreement, covenants, agrees and acknowledges that no Person other than Guarantor (or its permitted transferees or assignees) shall have any obligation under this Guarantee Agreement and that, notwithstanding that Guarantor may be a limited partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, other direct or indirect beneficial owner, affiliate or assignee of Guarantor undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, other direct or indirect beneficial owner, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, other direct or indirect beneficial owner, affiliate or assignee of Guarantor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, other direct or indirect beneficial owner, affiliate or assignee of any of the foregoing, as such, for any obligations of Guarantor under this Guarantee Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation. Notwithstanding the foregoing, nothing in this Section 9 is intended to limit Obligor’s or Guarantor’s obligations, Lender’s right to seek recourse with respect to such obligations, as expressly set forth in the Margin Loan Documentation or Lender’s rights, remedies or recourse against the Collateral. The Lender acknowledges and agrees that Guarantor is agreeing to enter into this Guarantee Agreement in reliance on the provisions set forth in this Section 9 and that this Section 9 shall survive the termination of this Guarantee Agreement.

10.            Tax Provisions. For the avoidance of doubt, the Guarantor hereby agrees to be bound by, and treated as a Loan Party under, Section 2.11 of the Agreement as if the Guarantor were a party to the Agreement for purposes of Section 2.11.

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11.            Notices. Each notice to, or other communication with, any party hereunder shall be given to such party as provided under Section 8.02 of the Agreement as if the Guarantor were the Borrower; provided that the Guarantor’s address is as follows:

Enfield Holdings, L.P.
c/o Enfield Holdings Advisors, Inc.
301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Facsimile No.: (817) 871-4010

12.            Amendments and Waivers. The Guarantor hereby agrees to be bound by, and treated as a Loan Party under, Section 8.01 and 8.03(a) of the Agreement as if the Guarantor were a party to the Agreement for purposes of Section 8.01 and 8.03(a) of the Agreement. The provisions of this Guarantee Agreement shall not be modified or limited by course of conduct or usage of trade.

13.            Successors and Assigns. This Guarantee Agreement shall be binding upon the Guarantor and its successors and assigns, for the benefit of the Lender and its permitted successors and assigns under Section 8.08 of the Agreement, except that the Guarantor may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Lender. In connection with any assignment by the Lender in accordance with Section 8.08 of the Agreement, that has been approved by the Guarantor to the extent required by this Guarantee Agreement, the Guarantor agrees to, as promptly as practicable, (i) maintain or establish a collateral account with the Custodian, (ii) enter into a control agreement (in a form substantially identical to the Control Agreement to which the Guarantor is a party or otherwise reasonably satisfactory to the assignee) in favor of the assignee with respect to such collateral account, (iii) enter into a security agreement (in a form substantially identical to the Security Agreement to which the Guarantor is a party or otherwise reasonably satisfactory to the assignee) granting a Lien in favor of the assignee over such assignee’s Collateral of each type owned by the Guarantor, (iv) if reasonably requested by the Custodian, enter into a customer account agreement or other agreement with such intermediary and (v) make appropriate amendments to this Guarantee Agreement to reflect any administrative or technical changes as are reasonably requested by the assigning Lender or the assignee, which do not adversely affect the Guarantor’s rights or obligations hereunder. For the avoidance of doubt, in connection with any assignment by the Lender of all or any portion of its Advance under the Agreement (in accordance with its terms), the Guarantor agrees that, unless otherwise specified by agreement between the assigning Lender and its assignee, the assigning Lender’s rights hereunder, with

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respect to such assigned portion of the Advance, shall be deemed to have been assigned to such assignee.

14.            Margin Loan Documentation. This Guarantee Agreement constitutes “Margin Loan Documentation” entered into in connection with the Agreement.

15.            Counterparts; Integration; Effectiveness. This Guarantee Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guarantee Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Guarantee Agreement shall become effective when it shall have been executed by the parties hereto and when each of the parties hereto shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Guarantee Agreement by facsimile, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Guarantee Agreement.

16.            Severability. Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

17.            Governing Law; Submission to Jurisdiction.

(a)            Governing Law. This Guarantee Agreement shall be governed by, and construed in accordance with, laws of the State of New York without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law, but giving effect to federal laws applicable to national banks.

(b)            Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Guarantee Agreement or any other Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees

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that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee Agreement or any other Margin Loan Documentation shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Guarantee Agreement or any other Margin Loan Documentation against any Loan Party or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee Agreement or any other Margin Loan Documentation in any court referred to in Subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Guarantee Agreement or any other Margin Loan Documentation will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e)            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(e).

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18.            No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby and by the other Margin Loan Documentation to which the Guarantor is a party (including in connection with any amendment, waiver or other modification hereof or of any other such Margin Loan Documentation), the Guarantor acknowledges and agrees that: (a)(i) the arranging and other services regarding such Margin Loan Documentation provided by the Lender are arm’s-length commercial transactions between the Guarantor and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) the Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other such Margin Loan Documentation; (b)(i) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing herein or otherwise by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Guarantor or any of its Affiliates, or any other Person and (ii) the Lender has no obligation to the Guarantor or any of its beneficiaries or Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other such Margin Loan Documentation; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Guarantor, its beneficiaries and its Affiliates, and the Lender has no obligations to disclose any of such interests to the Guarantor or any of its beneficiaries or Affiliates. To the fullest extent permitted by law, the Guarantor hereby waives and releases any claims that it, or any of its beneficiaries, may have against the Lender or its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

19.            Disclosure. The Guarantor hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Loan Parties or their respective Affiliates.

20.            Survival. The Guarantor hereby agrees to be bound by, and treated as a Loan Party under, Section 8.11 of the Agreement as if the Guarantor were a party to the Agreement for purposes of Section 8.11. The provisions of Sections 9 and 11 to 20 hereof shall survive and remain in full force and effect regardless of the occurrence of the Termination Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Guarantee Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

ENFIELD HOLDINGS, L.P., as the Guarantor By: Enfield Holdings Advisors, Inc., its general partner
By:	/s/ Michael LaGatta
	Name:	Michael LaGatta
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as the Lender
By:
	Name:	Jeffrey Davidovitch
	Title:	Executive Director